EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Catheter Precision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(o)	(1)	(2)	(2)
Equity	Preferred Stock, par value $0.0001 per share	457(o)	(1)	(2)	(2)
Other	Warrants	457(o)	(1)	(2)	(2)
Other	Units	457(o)	(1)	(2)	(2)
Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	457(o)	(1)	(2)	$20,000,000	.0001531	$3,062.00
	Total Offering Amounts				$20,000,000	.0001531	$3,062.00
	Total Fee Offsets						----
	Net Fee Due						$3,062.00

(1)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock, preferred stock and/or units, and such indeterminate number of units as may be sold by the Registrant from time to time, which together shall have an aggregate initial offering price not to exceed $20,000,000. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per class of security will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock, preferred stock and units as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per security and aggregate offering prices per class of securities will be determined from time to time by the Registrant in connection with the sale and issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.F of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities, or that are included in units.